Exhibit 10.15

FIRST ADDENDUM TO EMPLOYMENT AGREEMENT

This FIRST ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is made and entered into this 30th day of July, 2007 with an effective date of July 1, 2007 (the “Addendum Effective Date”) with reference to that certain Employment Agreement (the “Agreement”) dated May 17, 2007, by and between OnCURE Medical Corp. (the “Corporation”) and David S. Chernow (the “Employee”).

RECITALS

A.            The Employee serves as Chief Executive Officer of the Corporation.

B.            The Corporation owns, manages and intends to acquire additional entities, which provide (1) radiation therapy, medical oncology and related oncology services and (2) physician practice management services for medical and radiation oncologists.

C.            The Employee and the Corporation desire to amend the Agreement as set forth herein.

D.            Terms not defined in this Addendum shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

1.             Amendment. The Agreement shall be amended as follows:

Section 7.1            “Salary” is deleted in its entirety and replaced with the following:

“Section 7.1  Salary.  Commencing on the Employment Commencement Date, the Corporation shall pay the Employee an annual base salary of Five Hundred Thousand dollars ($500,000), which amount shall thereafter be reviewed by the Board or the Compensation Committee at the end of each fiscal year commencing with the fiscal year ending December 31, 2007. The Employee’s salary may also be increased from time to time in the discretion of the Board. The Corporation will pay the Employee his annual salary in accordance with the Corporation’s normal payroll practices.”

Section 7.2            “Annual Bonus” is deleted in its entirety and replaced with the following:

“Section 7.2  Annual Bonus.  The Employee shall be eligible to earn an annual bonus as determined by the Compensation Committee or Board. The bonus will be based upon the achievement by the Corporation of certain objectively determinable financial performance targets directly tied to revenue growth and EBITDA performance of the Corporation or such other objectives established by the Board or the Compensation Committee and approved by the Board. For each year of the Term, the Corporation shall adopt an annual bonus program affording the Employee an opportunity to earn bonuses equal to 100% of his annual base salary. Notwithstanding the foregoing, the Executive’s bonus for 2007 (i.e., $250,000 which is pro-rated for six months of service in 2007) shall be based upon the following criteria:

(a)          50% of the 2007 bonus ($125,000) shall be earned and payable in accordance with the terms and conditions of the Corporation’s 2007 Executive Incentive Plan based upon the Corporation earning $30.5 million of EBITDA for 2007; provided, however, certain expenses not budgeted during the 2007 budgeting process such as incremental salary and benefit expenses (i.e., CFO, CIO and VP of Recruiting); the engagement of The Breakaway Group; Delaware franchise taxes related to the 2006 formation of Holdings; the additional expense/accrual related to the change in auditors; and the amount of 2006 discretionary bonuses paid in excess of the 2006 bonus accrual shall be excluded from the calculation of EBITDA for 2007; and

(b)         50% of the 2007 bonus ($125,000) shall be based upon Executive’s successful completion of the following by December 31, 2007:

(i)                      hiring of a new Chief Financial Officer ($41,667);

(ii)                   identifying and securing the commitment of a qualified radiation oncologist to become the Corporation’s Medical Director ($41,667); and

(iii)                delivery to the Board of a written strategic plan for the Corporation ($41,667).”

Section 7.4            “Options” is amended by deleting the first sentence thereof and replacing it with the following:

“On or as soon as reasonably practicable following the Employment Commencement Date, and subject to approval by the Compensation Committee or Board, the Employee will receive an option to purchase 773,574 shares of Common Stock, at an exercise price of $3.50 per share, pursuant to the terms of Holdings’ Equity Incentive Plan (the “Stock Options”).”

2.             General Provisions.

2.1.          Reference to and Effect on the Agreement. This Addendum modifies the Agreement to the extent set forth herein, is hereby incorporated by reference into the Agreement and made a part thereof. Except as specifically amended by this Addendum, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and performance of this Addendum shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties to the Agreement.

2.2.          Governing Law.   This Addendum shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

2.3.          Captions.   The captions or headings in this Addendum are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Addendum.

2.4.          Severability.   The provisions of this Addendum shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Addendum shall be effective and binding upon the parties.

2.5.          Counterparts.   This Addendum may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of a copy of this Addendum bearing an original signature by facsimile transmission or by electronic mail in “portable document format” shall have the same effect as physical delivery of the paper document bearing the original signature.

2.6.          Parties in Interest.   Nothing expressed or implied in this Addendum is intended or shall be construed to confer upon or give to any Person other than the parties hereto any rights or remedies under or by reason of this Amendment or any transaction contemplated hereby.

2.7.          No Prejudice.   This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereby execute this Addendum as of the Addendum Effective Date.

ONCURE MEDICAL CORP.

By:	/s/ Russell D. Phillips, Jr.
Name:	Russell D. Phillips, Jr.
Title:	Executive Vice President and General Counsel

EMPLOYEE

By:	/s/ David S. Chernow
Name:	David S. Chernow